UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

GOLDFIELDS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8022 S. Rainbow Blvd., Suite 417

Las Vegas, NV 89139

(Address of principal executive offices)

1-800-315-6551

(Registrant’s telephone number, including area code)

__________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Election of Directors

On March 19, 2014, Richard Kehmeier resigned as Director, Chief Executive Officer, President, Secretary and Treasurer of the Corporation.

The Company is not aware of any disagreement between Mr. Kehmeier, Goldfields International Inc. and any other officer or director of the Company. Should any subsequent communications with either party regarding the decision to resign reveal any disagreement between Mr. Kehmeier and the Company, the Board or any executive officer of the Company regarding our operations, policies or practices, we will amend this report accordingly to disclose any such disagreement on any matter relating to operations, policies or practices

Also on March 19, 2014 the Board of Directors appointed Mr. Jared Beebe as Interim President, Secretary and Treasurer of the Corporation. Mr. Beebe has been appointed to serve as an Officer until our next annual meeting of stockholders or until his earlier resignation or removal. There was no arrangement or understanding between Mr. Beebe and any other person pursuant to which Mr. Beebe was selected as an Officer. There is no disclosure required by Item 404(a) of Regulation S-K. Mr. Beebe has served as a member of the Board of Directors since September 15, 2006.

Set forth below is a brief description of the background and business experience of Mr. Beebe over the past ten years.

Jared Beebe is an experienced geologist with an extensive background in mineral exploration.   In his nearly 28 years of working in the mining industry, he has worked for a variety of exploration companies in Canada and the United States.  He is currently an independent consulting Project Manager.  He previously worked for Soho Resources from 2007 to 2008, for Globex Mining in 2006, for Scorpio Mining in 2005 and from 1999 to 2004 he worked as a researcher at the University of Quebec where he studied Geographic Information Systems.  Mr. Beebe earned a Bachelor of Science degree in Geology from Metropolitan State College, Denver, Colorado, in 1981.  He is a member of the Association of Applied Geochemists, the Geological Society of Nevada, the Ordre du Géologues du Québec, and the Society of Economic Geologists. Mr. Beebe is currently a Director of Patriot Gold Corp. and Director/Vice President of Exploration for Duke Mountain Resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldfields International Inc.
(Registrant)

By: /s/ Jared Beebe
Jared Beebe, President and Director

Date:  March 19, 2014